Exhibit 99.1

Contact: Monique Greer 720-540-5268 mgreer@allos.com

Allos Therapeutics Reports Third Quarter 2010 Financial Results

- Conference Call Scheduled for Today at 4:30 p.m. ET -

WESTMINSTER, Colo., November 4, 2010 — Allos Therapeutics, Inc. (Nasdaq: ALTH) today reported its financial results for the quarter and nine months ended September 30, 2010.

Financial Highlights:

•                  In January 2010, Allos commenced the commercial launch of FOLOTYN(R) (pralatrexate injection), the first and only drug approved in the U.S. for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma (PTCL).

•                  Gross product sales were $9.3 million and $26.5 million for the quarter and nine months ended September 30, 2010, respectively.

•                  Net product sales were $8.2 million and $23.5 million for the quarter and nine months ended September 30, 2010, respectively, which represents gross product sales less gross to net sales adjustments.

“During the quarter, we continued to execute our launch plan to drive brand awareness in support of the trial, use and adoption of FOLOTYN in the oncology community,” said Paul L. Berns, president and chief executive officer of Allos Therapeutics.  “We believe this is an important opportunity for Allos to serve the healthcare community and, most importantly, patients with relapsed or refractory PTCL.  We also continue to drive our strategic lifecycle development plan for FOLOTYN in hematologic malignancies and solid tumors.  We recently reported favorable survival data from our randomized Phase 2b study of FOLOTYN in advanced non-small cell lung cancer and are in the process of assessing potential Phase 3 development options. In addition, we intend to submit our Marketing Authorisation Application in Europe for FOLOTYN for the treatment of relapsed or refractory PTCL by year end.”

Allos sells FOLOTYN to pharmaceutical wholesale distributors who then resell FOLOTYN to patients’ health care providers.  Given the limited sales history for FOLOTYN, Allos currently cannot reasonably estimate expected returns at the time of shipment to its distributors. Therefore, in accordance with GAAP, Allos defers revenue recognition of sales to distributors until the product is sold through its distributors to health care providers.  For the third quarter of 2010, sales to distributors were $9.7 million.  As of September 30, 2010, Allos has recorded deferred revenue of $1.6 million.

Net product sales were $8.2 million for the third quarter of 2010, which represents the $9.3 million of gross product sales net of $1.0 million of gross to net sales adjustments.  Gross to net sales adjustments consist of distributor service fees and estimated accruals for government rebates and chargebacks.

Allos reported a net loss of $18.8 million and $59.3 million, or $0.18 and $0.56 per share for the quarter and nine months ended September 30, 2010, respectively.  Total operating costs and expenses for the third quarter of 2010 were $27.0 million, including non-cash stock-based compensation expense of $2.2 million.  Total operating costs and expenses for the nine months ended September 30, 2010 were $82.9 million, including non-cash stock-based compensation expense of $7.9 million.

•                  Cost of sales for the quarter and nine months ended September 30, 2010 were $0.9 million and $2.3 million, respectively.  Cost of sales consists of an 8 percent royalty under our license agreement for FOLOTYN and costs for warehousing, shipping and inventory.

•                  Research and development expenses for the quarter and nine months ended September 30, 2010 were $7.2 million and $23.1 million, respectively.

•                  Selling, general and administrative expenses for the quarter and nine months ended September 30, 2010 were $18.7 million and $57.2 million, respectively.

Net cash used in operating activities for the quarter and nine months ended September 30, 2010 was $13.3 million and $52.9 million, respectively.  As of September 30, 2010, Allos’ cash, cash equivalents and investments totaled $108.9 million.  In October 2010, we received notice that we were approved to receive approximately $1.5 million under the Therapeutic Discovery Tax Credit, which is not reflected in our cash balance as of September 30, 2010.  This cash payment to Allos will be recorded in Other Income in the fourth quarter.

Financial Guidance Update

The Company is revising its financial guidance as follows:

•                  Total operating costs and expenses for 2010 are expected to approximate $105 to $110 million, excluding non-cash stock-based compensation expense, a decrease from prior guidance of $115 to $120 million.  Stock-based compensation expense for 2010 is expected to approximate $12 million.

Actual financial results for 2010 will vary based upon many factors, including the amount of FOLOTYN sales and rate of patient enrollment in FOLOTYN clinical trials that are ongoing and planned for initiation in the fourth quarter of 2010.

Conference Call Information

Allos will host a conference call to review its third quarter 2010 financial results today, November 4, 2010 at 4:30 p.m. ET.  Participants can access the call at 1-877-941-2928 (U.S.) or +480-629-9725 (Canada and international).  To access the live audio webcast or the subsequent archived recording, visit the “Investors - Presentations and Events” section of Allos’ website at www.allos.com.  Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call.  Callers can access the replay by dialing 800-406-7325 (domestic) or 303-590-3030 (international).  The passcode is 4375395#. The webcast will be recorded and available for replay on Allos’ website until November 18, 2010.

About Peripheral T-Cell Lymphoma (PTCL)

T-cell lymphomas comprise a biologically diverse group of blood cancers that account for approximately 10% to 15% of all cases of non-Hodgkin lymphoma (NHL) in the United States.(1)-(3) The American Cancer Society estimated that approximately 66,000 new cases of NHL were expected to be diagnosed in the U.S. in 2010.  The Company estimates the current annual incidence of PTCL in the U.S. to be approximately 5,900 patients.  The outcome of patients with PTCL is poor and the majority of patients ultimately have refractory disease to a variety of agents, including multi-agent chemotherapy with CHOP (cyclophosphamide, doxorubicin, vincristine, and prednisone) or CHOP-like regimens.  The 5-year overall survival rate in these patients is 25% to 40%, depending on sub-type.(4)-(5)

About Allos Therapeutics

Allos Therapeutics, Inc. (Nasdaq: ALTH) is a biopharmaceutical company committed to the development and commercialization of innovative anti-cancer therapeutics.  Allos is currently focused on the development and commercialization of FOLOTYN® (pralatrexate injection), a folate analogue metabolic inhibitor.  FOLOTYN is the first and only drug approved in the U.S. for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma. Allos is also developing FOLOTYN in other hematologic malignancies and solid tumors.  Allos retains exclusive worldwide rights to FOLOTYN for all indications.  Allos is headquartered in Westminster, CO. For additional information, please visit www.allos.com.

Important Safety Information

Warnings and Precautions:

FOLOTYN may suppress bone marrow function, manifested by thrombocytopenia, neutropenia, and anemia. Monitor blood counts and omit or modify dose for hematologic toxicities.

Mucositis may occur. If > Grade 2 mucositis is observed, omit or modify dose.

Patients should be instructed to take folic acid and receive vitamin B12 to potentially reduce treatment-related hematological toxicity and mucositis.

FOLOTYN can cause fetal harm. Women should avoid becoming pregnant while being treated with FOLOTYN, and pregnant women should be informed of the potential harm to the fetus.

Use caution and monitor patients when administering FOLOTYN to patients with moderate to severe renal function impairment.

Elevated liver function test abnormalities may occur and require monitoring. If liver function test abnormalities are > Grade 3, omit or modify dose.

Dermatologic reactions may occur. Patients with dermatologic reactions should be monitored closely.

Adverse Reactions:

The most common adverse reactions observed were mucositis (70%), thrombocytopenia (41%), nausea (40%), and fatigue (36%). The most common serious adverse events were pyrexia, mucositis, sepsis, febrile neutropenia, dehydration, dyspnea and thrombocytopenia.

Use in Specific Patient Population:

Nursing mothers should be advised to discontinue nursing or the drug, taking into consideration the importance of the drug to the mother.

Drug Interactions:

Co-administration of drugs subject to renal clearance (e.g., probenecid, NSAIDs, and trimethoprim/sulfamethaxazole) may result in delayed renal clearance.

A copy of the full prescribing information for FOLOTYN, including warnings, precautions, adverse events and other safety information may be obtained in the U.S. from Allos Therapeutics by calling toll-free 888-255-6788 or by visiting the web site at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the commercialization of FOLOTYN for the treatment of patients with relapsed or refractory PTCL; Allos’ projected operating costs and expenses for fiscal year 2010; and other statements that are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. Important factors that may cause actual results to differ materially include, but are not limited to, the risks and uncertainties associated with the commercialization of FOLOTYN; the ability to expand the approved indications for FOLOTYN; the status of reimbursement from third party payers; Allos’ dependence on third party manufacturers; Allos’ compliance with applicable regulatory requirements, including the healthcare fraud and abuse laws and Allos’ post-marketing requirements; and that Allos may lack the financial resources and access to capital to support its future operations, including its product development and commercialization plans for FOLOTYN. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to Allos on the date hereof, and Allos undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

References:

(1) The Non-Hodgkin’s Lymphoma Classification Project. A clinical evaluation of the International Lymphoma Study Group classification of non-Hodgkin’s lymphoma. Blood. 1997;89(11):3909-3908.

(2) Hennessy BT, Hanrahan EO, Daly PA. Non-Hodgkin lymphoma: an update [review]. Lancet Oncol. 2004;5(6):341-353.

(3) O’Leary HM, Savage KJ. Novel therapies in peripheral T-cell lymphomas [review]. Curr Oncol Rep. 2008;134(5):202-207.

(4) Savage KJ, Chhanabhai M, Gascoyne RD, et al. Characterization of peripheral T-cell lymphomas in a single North American institution by the WHO classification. Ann Oncol 2004;15(10):1467-75.

(5) Savage KJ. Peripheral T-cell Lymphomas. Blood Rev. 2007;21:201-216.

Note: The Allos logo and FOLOTYN name are trademarks of Allos Therapeutics, Inc.

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(Tables follow)

ALLOS THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share information)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net product sales	$8,230	$—	$23,522	$—

Operating costs and expenses:
Cost of sales, excluding amortization expense	889	—	2,330	—
Research and development	7,249	7,538	23,056	24,675
Selling, general and administrative	18,702	11,327	57,151	26,326
Amortization of intangible asset	113	7	340	7
Total operating costs and expenses	26,953	18,872	82,877	51,008
Operating loss	(18,723)	(18,872)	(59,355)	(51,008)
Interest and other income, net	(129)	125	2	304
Loss before income taxes	(18,852)	(18,747)	(59,353)	(50,704)
Income tax benefit	78	77	78	77
Net loss	$(18,774)	$(18,670)	$(59,275)	$(50,627)
Net loss per share: basic and diluted	$(0.18)	$(0.21)	$(0.56)	$(0.58)

Weighted average shares: basic and diluted	105,320,554	89,543,949	105,039,263	86,581,372

ALLOS THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30,	December 31,
	2010	2009
ASSETS
Cash, cash equivalents and investments	$108,920	$158,544
Accounts receivable	9,633	4,862
Intangible asset, net	5,339	5,679
Other assets	4,344	4,130
Property and equipment, net	2,237	2,169
Total assets	$130,473	$175,384
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities, excluding deferred revenue	$16,555	$15,171
Deferred revenue	1,587	669
Stockholders’ equity	112,331	159,544
Total liabilities and stockholders’ equity	$130,473	$175,384